NEWS RELEASE

Expanded Rochester Mine Achieves Commercial Production; Ramp-Up on Schedule

Chicago, Illinois – April 8, 2024 – Coeur Mining, Inc. (“Coeur” or the “Company”) (NYSE: CDE) today provided an update on its newly-expanded Rochester silver and gold mine in Nevada, including the achievement of commercial production at the operation as of March 31, 2024.

Commissioning of the new three-stage crushing circuit and truck load-out facility was completed on March 7. Since then, the crushing circuit has operated at an average throughput of nearly 70,000 tons per day1 and has exceeded 88,000 tons per day, leading to the declaration of commercial production as of the end of the first quarter. Ramp-up to full design capacity of 88,000 tons per day—or approximately 32 million tons per year—remains on schedule for completion during the first half of 2024.

Approximately 9.3 million tons of ore have now been placed on the new Stage 6 leach pad, which – together with the new Merrill Crowe processing facility – was commissioned late last year. Materially higher production levels are anticipated to build throughout the second half of 2024 consistent with completion of Rochester’s ramp-up.

Once operating at full capacity, throughput levels are expected to be approximately 2.5 times higher than historical levels, making Rochester one of the world’s largest open pit heap leach operations and a key driver of cash flow growth for the Company. It is expected to be America’s largest source of domestically produced and refined silver.

“Following its full hand-off to the operations team in early March, the expanded Rochester mine has ushered in a new growth phase for Coeur leading to higher silver and gold production levels, lower unit costs, and positive free cash flow,” said Mitchell J. Krebs, President and Chief Executive Officer. “The invaluable experience and learnings gleaned over the past three years from operating similar infrastructure that we installed at the legacy operation has contributed to an impressive ramp-up curve to date and positions the mine for a strong second half of 2024. With commissioning now behind us and the ramp-up proceeding well, the team is turning its focus to mine optimization efforts and business improvement initiatives aimed at maximizing the value of this world class, long-life asset.”

About Coeur
Coeur Mining, Inc. is a U.S.-based, well-diversified, growing precious metals producer with four wholly-owned operations: the Palmarejo gold-silver complex in Mexico, the Rochester silver-gold mine in Nevada, the Kensington gold mine in Alaska and the Wharf gold mine in South Dakota. In addition, the Company wholly-owns the Silvertip polymetallic exploration project in British Columbia.

NEWS RELEASE

Cautionary Statements
This news release contains forward-looking statements within the meaning of securities legislation in the United States and Canada, including statements regarding the Company’s anticipated production, cash flow, ramp-up, operations, expectations and initiatives at Rochester, including the Rochester expansion project. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause Coeur’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, among others, the risk that anticipated production, cost and expense levels are not attained, the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically-related conditions), changes in the market prices of or demand for gold and silver and a sustained lower price or higher treatment and refining charge environment, the uncertainties inherent in Coeur’s production, exploratory and developmental activities, including risks relating to permitting and regulatory delays, changes in mining laws, ground conditions and, grade and recovery variability, any future labor disputes or work stoppages (involving the Company and its subsidiaries or third parties), the uncertainties inherent in the estimation of mineral reserves, changes that could result from Coeur’s future acquisition of new mining properties or businesses, the loss of access or insolvency of any third-party refiner or smelter to which Coeur markets its production, the potential effects of future pandemics, including impacts to the availability of our workforce, continued access to financing sources, government orders that may require temporary suspension of operations at one or more of our sites and effects on our suppliers or the refiners and smelters to whom the Company markets its production and on the communities where we operate, the effects of environmental and other governmental regulations and government shut-downs, the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, Coeur’s ability to raise additional financing necessary to conduct its business, make payments or refinance its debt, as well as other uncertainties and risk factors set out in filings made from time to time with the United States Securities and Exchange Commission, and the Canadian securities regulators, including, without limitation, Coeur’s most recent report on Form 10-K. Actual results, developments and timetables could vary significantly from the estimates presented. Readers are cautioned not to put undue reliance on forward-looking statements. Coeur disclaims any intent or obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise. Additionally, Coeur undertakes no obligation to comment on analyses, expectations or statements made by third parties in respect of Coeur, its financial or operating results or its securities. This does not constitute an offer of any securities for sale.

Notes
1. Excludes planned and weather-related down time.

For Additional Information
Coeur Mining, Inc.
200 S. Wacker Drive, Suite 2100
Chicago, Illinois 60606
Attention: Jeff Wilhoit, Director, Investor Relations
Phone: (312) 489-5800
www.coeur.com

Source: Coeur Mining